Exhibit 10(iii)(f.1)

Resolution Adopted by the Board of Directors

Regarding Cash Compensation of Non-employee Directors

September 27, 2000

RESOLVED, that, effective October 1, 2000, each member of the Board of Directors who is not an employee of the Corporation or of any of its affiliated companies (a “non-employee director”) be compensated at the rate of $75,000 per annum, and that in addition,

(a) each non-employee director be compensated at the rate of $15,000 per annum for each membership held on the Board Audit Committee or the Board Compensation Committee and at the rate of $8,000 per annum for each membership held on any other committee established by the Board of Directors or by the Executive Committee, except for the Executive Committee itself; and

(b) each non-employee director designated as Chairman of the Board Audit Committee or the Board Compensation Committee be compensated at the rate of $10,000 per annum and each non-employee director designated as Chairman of any other committee of the Board, except the Executive Committee, be compensated at the rate of $7,000 per annum; and

(c) non-employee directors receive no additional fees for attendance at regular or special meetings of the Board or any committee of the Board, or for execution of written consents to action in lieu of meetings of the Board or any such committee, but be reimbursed for reasonable expenses if any; and that the resolutions regarding non-employee director remuneration adopted by the Board of Directors on January 25, 1995 be, and hereby are, revoked.